EXHIBIT 10.4

August 24, 2012

Matthijs Glastra

2281 Glenkirk Drive

San Jose, California 95124

Dear Matthijs:

On behalf of GSI Group Corporation (“GSI”) and our Board of Directors, I am pleased to extend this offer to you to join GSI as Group President, Laser Products reporting directly to me. In this position, you will be based in our Santa Clara, California office and you will be a corporate officer of the company. I believe you are an exceptional fit for this role, and I would be very pleased to have you join the senior executive team at GSI.

In this role, you will be paid a base salary of $380,000 per year, payable on a bi-weekly basis. Your base salary will be reviewed on an annual basis. In addition to your base salary, you will receive an $115,000 sign-on bonus payable in March 2013 during the company’s SMIP bonus cycle. The sign-on bonus will be subject to all appropriate taxes and withholdings.

As the Group President, Laser Products you will participate in the company’s Senior Management Incentive Plan (SMIP), with a bonus target of 50% of your base salary, and an annual equity grant targeted at 40% of your base salary in value. The SMIP bonus plan operates on six-month cycles, and based upon our expectation that you will join GSI on or about October 1, 2012, you will be eligible for the a three-month pro-rated bonus for the Second Half 2012. With respect to annual equity grants made under the SMIP plan, these grants currently take the form of Restricted Stock Units (RSU’s) with three-year, time-based vesting, with one third vesting on each annual anniversary of the grant date. In the future, the form and terms and conditions of each annual grant will be determined by the GSI Compensation Committee as part of the annual compensation planning process for senior executives in the company. Your grants will be substantially the same as grants made to other senior executives during the same grant cycle.

At the time of your hire, you will also receive a one-time grant of 75,000 Restricted Stock Units (RSUs) of GSI stock, which will have a three (3) year, time based cliff vesting (all RSU’s vest on the third anniversary of the grant date). These RSU’s fully vest in the event of a change-of-control of GSI Group. The plan document for these RSU’s will be provided to you for your reference.

As agreed, you are explicitly approved to serve on the Board of Directors of one outside private company provided that no conflict of interest exists with respect to your duties as an officer and employee of GSI. Service on additional outside private Boards, or any public company Boards, will require prior written approval of the Chief Executive Officer of GSI.

This position is based in our Santa Clara, California facility. In recognition of the fact that you and your family reside in the local area, only limited relocation benefits are being provided to assist you with the termination of an apartment we understand you maintain in the Dallas, TX area. To defray your associated expenses, the Company is willing to offer you the following relocation benefits:

•

Reimbursement of up to two (2) month’s rent expense for the cost of breaking the Lease on your Dallas, Texas area apartment. Reimbursement will be based upon receipts documenting the lease breaking expense. The reimbursement for lease breaking expense will be grossed up and the gross up will be calculated using an estimated marginal tax rate based upon the salary of the employee, marital status, and the number of exemptions claimed by the employee. The calculation does not take into account items such as individual itemized deductions, bonuses or non-Company income.

•

Packing and shipment of normal household goods from your Dallas, Texas area apartment to your home in San Jose, California. Please work with Vika Mass, HR Business Partner to make arrangements for your move. Vika’s contact telephone number is 1-781-266-5625.

Please note that there are tax considerations associated with relocation packages. The Company is required to report relocation payments on the employee’s W-2 Form and to withhold tax on any relocation payments which are subject to Federal, State and Social Security Tax. The Company also provides to each relocated employee at year end a full accounting of all moving expenses to or paid out on behalf of the employee and assumes that the employee will take maximum advantage of the deductions allowed for moving expenses by the U.S. tax law.

As a regular, full-time employee of GSI, you will be eligible to participate in the company’s full range of employee benefits, which currently include health, dental and vision plans, as well as insurance (life, accidental death and dismemberment, disability) and the 401(k) plan with a company match of 50% of employee contributions up to a limit of 6% (maximum match of 3%). As part of your benefits package you will be eligible for Paid Time Off (vacation and personal time, or PTO). Your PTO will not be an accrued benefit therefore is not paid out upon termination of employment. Your PTO may be taken at your discretion, with prior approval of the CEO, in accordance with the needs of the business. In addition to your PTO, in the USA, the Company observes eleven (11) paid holidays per year. Should you have any questions regarding the benefits programs, please do not hesitate to contact Margaret Dondero, Benefits Manager, who can be reached at (781)266-5819.

If your employment with GSI is involuntarily terminated by the company, other than for Cause, you will be eligible for a severance benefit in the amount of twelve (12) months of base salary, payable over twelve (12) months in accordance with the company’s customary payroll practices and pro-rata partial year vesting of equity in the year of termination. In addition, if there is a change-of-control of GSI and your employment is involuntarily terminated, materially reduced in scope, or if your place of work is moved more than 50 miles from the current Santa Clara, California location, within twelve (12) months after the change-in-control, you will be eligible for a severance benefit in the amount of eighteen (18) months of base salary, payable over eighteen (18) months in accordance with the company’s customary payroll practices. The severance benefits described above are conditioned upon your execution and non-revocation of (and the expiration of any applicable revocation period related to) a release in the company’s customary form within (60) days of the termination date. If that sixty (60) day period spans two calendar years, severance payments will not begin until the later year.

For purposes of your employment with GSI, in connection with an involuntary termination, the term “Cause” shall mean 1) your willful failure to substantially perform the duties of your role, other than such failure resulting from your Disability; 2) your willful failure to carry out or comply with any lawful and reasonable directive from your direct supervisor; 3) your commission of any act or omissions that results in, or may reasonably be expected to result in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or 4) your unlawful use or possession of illegal drugs on the company’s premises or while performing the executive’s duties and responsibilities under this agreement.

All payments and benefits provided to you under this offer letter are intended to be exempt from or comply with section 409A of the Internal Revenue Code (so that the penalty taxes under Section 409A do not apply to you) and, if applicable, the payment of your severance payments will be delayed to the extent necessary to avoid the penalty taxes under Section 409A. In order to satisfy Section 409A requirements, the severance payments under this offer letter will only be made when your termination of employment is a separation from service under Section 409A and each salary continuation severance payment will be treated as a separate payment.

This offer is contingent on your passing of a standard background check as well as your ability to satisfy the requirements of the Immigration Reform and Control Act of 1986, as well as the absence of any non-compete or other agreement, which would limit your ability to perform your duties in this assignment. In order to receive your initial equity grant, and as a condition of employment, you will be required to sign an Invention Assignment, a Non-disclosure Agreement, a Non-compete Agreement, the Company’s Code of Ethics and the company’s Foreign Corrupt Practices Act Policy. You can find a copy of the Code of Ethics and Business Conduct at www.GSIG.com/about or you may obtain a written copy from the undersigned or any Human Resources representative.

Your employment with GSI will be at-will and not for any definite term or duration. Either you or GSI may terminate such employment at any time. Per the company’s by-laws, which will be provided to you, as an officer of the company, you will receive indemnification from certain liabilities that may arise in connection with your duties, as well as payment by the company of your associated attorney’s fees.

This offer is valid until the close of business on August 31, 2012.

Matthijs, I am excited to have you join the senior team at GSI. I believe you will make a substantial impact on the success of the company. You will have the opportunity to play a major role in shaping the future of GSI and in building a culture of excellence. Please let me know if you have any questions with respect to this offer. We anticipate that your start date will be on or before October 1, 2012, or other mutually agreeable date. You may indicate your acceptance of the offer by signing in the space provided.

Sincerely,

/s/ John A. Roush
John A. Roush Chief Executive Officer

/s/ Matthijs Glastra
Acceptance Signature – Matthijs Glastra	Date of Acceptance

Start Date

Severance Agreement

THIS SEVERANCE AGREEMENT (“Agreement”) entered into on November 6, 2012, effective as of October 15, 2012 (the “Effective Date”) is entered by and between Matthijs Glastra (“Executive”) and GSI Group Inc., a company organized under the laws of the Province of New Brunswick, Canada (the “Company”).

RECITALS

WHEREAS, Executive is currently employed by the Company on an at-will basis;

WHEREAS, the Company and Executive desire to maintain the continued services of Executive as an at-will employee of the Company on and after the Effective Date;

WHEREAS, the Company and Executive desire to set forth all severance rights and obligations related to termination of Executive’s employment and supersede all prior agreements and arrangements related thereto; and

WHEREAS, the Company desires to encourage the continued attention and dedication of Executive to Executive’s duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a Change in Control (as defined below).

AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Base Salary” shall mean the rate of Executive’s annual base salary as in effect from time to time.

(b) “Board” shall mean the Board of Directors of the Company.

(c) The Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) Executive’s willful failure to substantially perform Executive’s duties to the Company and/or any of its subsidiaries (other than any such failure resulting from Executive’s Disability or any inability to engage in any substantial gainful activity that could reasonably be expected to result in Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, the Chief Executive Officer of the Company or any direct supervisor of Executive, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities for the Company and/or any of its subsidiaries. Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

(d) “Change in Control” shall mean and includes any of the following which occurs on or following the Effective Date:

(i) A transaction or series of transactions (other than an offering of common shares of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii) During any twelve-month period beginning on or following the Effective Date, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1(d)(i) or Section 1(d)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(d)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(e) “Code” shall mean Internal Revenue Code of 1986, as amended.

(f) “Date of Termination” shall mean the actual date of Executive’s termination of employment.

(g) “Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(h) Executive shall have “Good Reason” to terminate Executive’s employment within one (1) year after the occurrence of one or more of the following conditions without Executive’s consent: (i) a material diminution in the nature or scope of Executive’s responsibilities, duties or authority; or (ii) a material change in the geographic location at which Executive must perform Executive’s material services for the Company (which shall in no event include a relocation of Executive’s principal place of business less than 50 miles from the Bedford, Massachusetts metropolitan area); provided, however, that, notwithstanding the foregoing, Executive may not terminate Executive’s employment for Good Reason unless: (A) Executive provides the Company with at least thirty (30) days written notice of Executive’s intent to terminate for Good Reason (which notice is provided not later than the 90th day following Executive’s knowledge of the occurrence of the event constituting Good Reason); and (B) the Company does not remedy the alleged violation(s) within such 30-day period.

(i) “Post-CIC Period” shall mean the period beginning on the date of the first Change in Control after the Effective Date and ending on the twelve-month anniversary of such Change in Control.

(j) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2. Term of Agreement. The term of this Agreement shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). The Initial Term shall automatically be extended for successive one year periods (such extensions, collectively with the Initial Term, the “Term”), unless the Company gives notice of non-extension to Executive no later than 60 days prior to the expiration of the then-applicable Term.

3. Severance Payments.

(a) If, at any time other than the Post-CIC Period, Executive’s employment is terminated by the Company without Cause, the Company shall, subject to Section 3(c) and to Executive’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”) in accordance with Section 16(c), pay to Executive, in substantially equal payments over twelve months in accordance with the Company’s then-applicable payroll practices, an aggregate cash amount equal to 100% of Executive’s Annual Base Salary as in effect immediately prior to the Date of Termination.

(b) If, during the Post-CIC Period, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall, subject to Section 3(c) and to Executive’s execution and non-revocation of a Release in accordance with Section 16(c), pay to Executive, in substantially equal payments over eighteen months in accordance with the Company’s then-applicable payroll practices, an aggregate cash amount equal to 150% of Executive’s Annual Base Salary as in effect immediately prior to the Date of Termination.

(c) Notwithstanding any other provision of this Agreement, no payment shall be made pursuant to this Section 3 following the date Executive first violates any restrictive covenants agreed to in writing by and between the Company and Executive if Executive does not cure such violation within 30 days of written notice thereof.

(d) The provisions of this Section 3 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company (including, without limitation, any agreement or arrangement by and between Executive and the Company).

4. Inventions Assignment/Non-Compete Agreement. As a condition precedent to the parties entering into this Agreement, Executive shall have executed and delivered to the Company an Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement (or similar agreement) in the Company’s then-applicable form.

5. Parachute Payments. Notwithstanding any other provision of this Agreement, to the extent Executive would be subject to the excise tax under Section 4999 of the Code on the payment made under Section 3 hereof and any other payments or benefits Executive would receive from the Company required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amount payable under this Agreement shall be automatically reduced to an amount one dollar less than that, when combined with such other amounts and benefits required to be so included, would subject Executive to the excise tax under Section 4999 of the Code.

6. Assignment and Successors. The Company may (a) assign its rights and obligations under this Agreement to any entity, including, without limitation, any person or group of related persons that were involved in a Change in Control or any successor to all or substantially all the assets of the Company, by merger or otherwise, and (b) may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

7. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Company:

GSI Group Inc.
125 Middlesex Turnpike
Bedford, MA 01730-1409
Attn:	Vice President, Human Resources
Fax Number: (781) 266-5115

and a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4802
Attn:	James C. Gorton
Bradd L. Williamson
Fax Number: (212) 751-4864

(b)	If to Executive, at the address set forth on the signature page hereto or the fax number in the Company’s records.

8. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

9. Dispute Resolution.

(a) With respect to disputes and claims hereunder, each of the parties irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction sitting in Middlesex County, Massachusetts, for the purposes of any suit, action or other proceeding (a “Legal Action”) arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth or described in Section 7 shall be effective service of process for any action, suit or proceeding in any court of competent jurisdiction sitting in Middlesex Country, Massachusetts with respect to any matters to which it has submitted to jurisdiction in this Section 9. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in any court of competent jurisdiction sitting in Middlesex County, Massachusetts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Notwithstanding anything to the contrary herein, prior to Executive initiating any Legal Action to resolve any dispute or claim under this Agreement, Executive shall first notify the Company in writing of such dispute or claim and, during the thirty (30) days after receipt of such notice, the Company shall be entitled to request such dispute or claim be submitted to a mediation proceeding between the parties hereto in Middlesex County, Massachusetts (or another location agreed to by the parties hereto) prior to initiation of any Legal Action. If (i) the Company elects to engage in a mediation proceeding and (ii) the parties hereto use commercially reasonable efforts to timely resolve the dispute or claim through mediation and have not agreed in writing to a resolution of such dispute or claim pursuant to the mediation within forty-five (45) days after the commencement thereof, then Executive shall, subject to Section 9(a), be entitled to initiate Legal Action with respect to such claim or dispute. Each party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto.

(c) As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

10. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the subject matter described herein (including, without limitation, any obligation of the Company or its subsidiaries to make severance payments or provide severance benefits to Executive under any other agreement or arrangement) and supersede (and may not be contradicted by evidence of) any prior or contemporaneous agreements or arrangements between the parties hereto regarding the subject matter described herein (including, without limitation, that certain offer letter by and between the Company and Executive, dated as of June 23, 2011). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. Nothing in this Agreement shall confer upon Executive any right to continue in the employ or service of the Company or any subsidiary thereof or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Executive at any time for any reason whatsoever, with or without Cause.

11. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

12. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

13. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

14. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

16. Section 409A.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 3 in connection with Executive’s termination of employment with the Company unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and (ii) for purposes of Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to Executive or Executive’s estate, as applicable, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within seven (7) days following the Date of Termination, and (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 16(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 16(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 90th day following the date of Executive’s termination of employment, provided that Executive executes and does not revoke the Release prior to such 90th day (and any applicable revocation period has expired).

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GSI GROUP INC.

By: Robert Buckley
Title: Chief Financial Officer

Matthijs Glastra

Residence Address: